Exhibit 10.6

Dated 1 September 2023

GAMES GLOBAL UK LIMITED

and

BELLERIVE CAPITAL (BCP) 34 LIMITED

Agreement relating to the sale of shares in the capital of
AREAVEGAS HOLDINGS LIMITED

Schedule 1 - THE COMPANY	12

Schedule 2 ADDRESSES FOR NOTICES	13

Schedule 3 COMPLETION OBLIGATIONS	14

Schedule 4 WARRANTIES	15

1.	TITLE	15

2.	CAPACITY	15

3.	MATERIAL INFORMATION	16

4.	BUSINESS WARRANTIES	16

Schedule 5 earnout		18

1.	Definitions	18

2.	Earnout Consideration	18

3.	Conduct of the Business during the Earnout Period	19

4.	Earnout Statement	19

THIS AGREEMENT dated 1 September 2023 is made

BETWEEN

(1)	GAMES GLOBAL UK LIMITED, a company incorporated in United Kingdom with company number 13952723 and having its registered address at 128 City Road, London, EC1V 2NX (the "Buyer"); and

(2)	BELLERIVE CAPITAL (BCP) 34 LIMITED, a company incorporated in Guernsey with company number 63566 and having its registered address at Kingsway House, Havilland Street, St Peter Port, Guernsey, GY1 2QE (the "Seller”).

RECITALS

(A)	Information about AREAVEGAS HOLDINGS LIMITED, a company registered in Guernsey with company number 70959 (the "Company") is set out in Schedule 1 of Schedule 1.

(B)	The Buyer wishes to acquire and the Seller wishes to sell, 51,000 preferred shares of no par value, representing 51% of the issued share capital of the Company (the “Sale Shares”) on and subject to the terms of this Agreement.

1.	Definitions and Interpretation

1.1.	In this Agreement, unless the context otherwise requires the following words and expressions shall have the following meanings:

"Affiliate" means (a) in relation to an individual, any person who at any relevant time is connected with that individual within the meaning of sections 1122 to 1124 of the Corporation Tax Act 2010; and (b) in relation to an undertaking, any group undertaking of that undertaking at any relevant time;

"Authority" means any governmental, administrative, regulatory, law-enforcement, judicial or other body, authority or agency of competent jurisdiction in any jurisdiction;

"Business" means the business of the Company as carried on at the date of this Agreement;

"Business Day" means any day other than a Saturday or a Sunday or public holiday in the Isle of Man, Guernsey, or London, England;

"Buyer’s Group" means the Buyer and its group undertakings at any relevant time;

“Claim” means a claim for breach of any of the Warranties;

"Company" has the meaning set out in Recital (A);

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with clause 4.1;

“Completion Consideration” has the meaning set out in clause 3.1;

"Completion Date" has the meaning set out in clause 4.1;

“Debt” means the aggregate amount of borrowings, financial indebtedness and amounts in the nature of financial indebtedness owing by the Company, (whether or not payment is due in respect thereof at or before Completion), including the following:

(a)	borrowings from, and debit balances at, banks or other financial institutions;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	indebtedness under any finance or capital lease;

(d)	the amount of any unpaid dividends or distributions declared or made in favour of any person; and

(e)	any amount raised under any other similar transaction having the commercial effect of a borrowing;

"Earnout Consideration" has the meaning set out in paragraph 1 of Schedule 5;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, retention of title arrangement or other third party right, interest or claim of any kind or any agreement or commitment to create or give any of the foregoing;

"Investigation" means any investigation, inquiry or enforcement proceedings or other process (whether criminal or otherwise) by any Authority in any jurisdiction;

"Key Employee" means any person employed or engaged by the Company on the Completion Date as an executive director, managerial or senior developer or engineer, or any other person who held such a position at the Company at any time between the date of this Agreement and the Completion Date;

“Material Proceedings” means any Proceedings which, if successful, are reasonably likely to result in losses which are material to the Company;

"Proceedings" means any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or criminal, regulatory or administrative proceedings in any jurisdiction;

"Purchase Price" has the meaning given in clause 3.1;

"Sale Shares" has the meaning given in Recital (B);

“Tax” or “Taxation” means all forms of direct and indirect tax, duty, levy, charge, contribution, withholding and impost whether in Guernsey or any other jurisdiction and any payment whatsoever required to be made to any Tax Authority as a result of the operation of any enactment relating to any such taxes or otherwise thereto (other than business rates, council tax, water rates and any other local authority rates or charges) and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any Taxation within this definition, including in connection with the failure to make any return or the making of any incomplete or incorrect return or the failure to maintain records and including any payment whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person;

"Tax Authority" means any authority, body or official in any jurisdiction competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax and any other person who has a right to demand or recover amounts of, or in respect of, Tax or any tax liability;

"Warranties" means the warranties given pursuant to clause 5.1 and set out in Schedule 4, and a reference to "Warranty" shall be construed accordingly.

1.2.	In this Agreement, unless the context otherwise requires:

(a)	words and phrases, the definitions of which are contained or referred to in the UK Companies Act 2006, shall have the meanings hereby attributed to them;

(b)	“financial year” shall be construed in accordance with section 380 of the UK Companies Act 2006;

(c)	references to one gender shall include all other genders;

(d)	references to any person shall include any individual, body corporate and unincorporated association;

(e)	references to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party;

(f)	references to time are to times in Guernsey;

(g)	any reference to a clause or Schedule is to a clause or Schedule of this Agreement;

(h)	headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

(i)	the Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement;

(j)	references to a “group undertaking” and “subsidiary undertaking” shall each have the meanings given in sections 1161 and 1162 (respectively) of the UK Companies Act 2006;

(k)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any jurisdiction; and

(l)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

2.	Agreement for Sale

2.1.	At Completion the Seller shall sell and the Buyer shall purchase (either for itself or through such nominee as it may notify the Seller in writing prior to Completion, which nominee shall be a member of the Buyer’s Group) free from all Encumbrances, all rights, title and interest in and to the Sale Shares on the basis of this Agreement, together with all rights attaching to them at Completion, including the right to receive dividends and distributions declared, made or paid on or after Completion.

2.2.	The Buyer (or its nominee) shall not be required to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

2.3.	The Seller covenants that it has the right to sell and transfer the full, legal and beneficial interest in and to the Sale Shares on the terms of this Agreement and waives all rights of pre-emption, co-sale, rights of first refusal or other restrictions on transfer over any of the Sale Shares, whether conferred by the articles of incorporation of the Company or in any other way.

2.4.	The Buyer and the Seller each acknowledge that, following Completion, the Seller’s rights as a holder with respect to the Sale Shares, including any right to receive dividends or distributions, will cease and the Seller shall have no further interest of any kind or nature in the Company.

3.	Purchase Price

3.1.	The aggregate total consideration for the sale of the Sale Shares shall be the sum of:

(a)	the amount of $5,000,000 (the “Completion Consideration”); plus

(b)	the Earnout Consideration,

(the “Purchase Price”).

3.2.	Payment of the Purchase Price shall be satisfied by the Buyer by the payment of:

(a)	the Completion Consideration to the Seller by not later than 28 February 2024, with such amount being paid in one or more tranches (at the Buyer’s sole discretion) and with no interest attaching thereto; and

(b)	the Earnout Consideration on the date set out in, and as calculated in accordance with, the provisions of Schedule 5,

and each paid to the bank account nominated in writing by the Seller.

3.3.	The Buyer and the Seller agree to comply with their respective obligations under Schedule 5 pursuant to which the Earnout Statement relating to the Earnout Period is to be prepared and become final and binding on the parties.

3.4.	The Earnout Consideration shall become payable on the date falling 10 Business Days after the date on which the Earnout Statement becomes final and binding on the parties in accordance with this Agreement.

4.	Completion

4.1.	Completion shall take place remotely on the date of this Agreement or at such other time and place as the parties may agree (the “Completion Date”).

4.2.	At Completion, the Seller shall comply with its obligations set out in Schedule 3.

5.	Warranties

5.1.	The Seller warrants to the Buyer as at the date of this Agreement that each of the Warranties is true and accurate in all material respects.

5.2.	The Buyer warrants to the Seller that:

(a)	it has full power to enter into and perform this Agreement and any other document contemplated in this Agreement, each of which constitutes (or will when executed constitute) binding obligations on the Buyer in accordance with their respective terms; and

(b)	this Agreement constitutes valid, legal and binding obligations on it.

5.3.	Each Warranty shall be separate and independent and except as stated expressly otherwise in this Agreement, no warranty shall be limited by reference to any other Warranty.

5.4.	The liability of the Seller in respect of any claim under this Agreement shall not exceed an amount equal to the Completion Consideration due to it under this Agreement.

5.5.	The Seller shall not be liable in respect of any Claim unless the Seller’s aggregate liability in respect of the Claim (together with any connected Claims) would exceed an amount equal to $500,000.

5.6.	The Warranties and the warranties in clause 5.2 shall continue in full force and effect notwithstanding Completion, but shall expire 9 (nine) months after the Completion Date (save in relation to fraud).

6.	Protection of the Interests of the Buyer

6.1.	The Seller acknowledges that the Buyer is buying the Sale Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of the Company. Accordingly, the Seller agrees with the Buyer that it shall not, directly or indirectly, alone or jointly with any other person, and whether as a Shareholder, partner, director, principal, consultant or agent or in any other capacity:

(a)	for a period of twelve months starting on the Completion Date, and to the detriment of the Business, employ or engage the services of any Key Employee, provided that this clause shall not apply to or prohibit the employment of any Key Employee who responds to general advertising or other untargeted communication not directed solely to a Key Employee; or

(b)	for a period of twelve months starting on the Completion Date, and to the detriment of the Business, induce, or endeavour to induce, any Key Employee to leave their position, whether or not that person would commit a breach of their contract by so leaving.

6.2.	The Seller shall ensure (to the extent within its control) that none of its Affiliates take or omit to take any action which, if taken or omitted by the Seller, would constitute a breach of clause 6.1.

6.3.	The parties acknowledge that each of the obligations in this clause 6 are reasonable as to subject matter, area and duration and is necessary to protect the Buyer's legitimate interest in the goodwill of the Company.

6.4.	Without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief in relation to any breach of clause 6.1, it being acknowledged that an award of damages might not be an adequate remedy if there is such a breach.

7.	Payments

7.1.	Cash payments to be made to the Seller under this Agreement shall be made to the Seller’s nominated bank account, and such payment shall constitute a full and valid discharge of the Buyer’s obligations to pay such amounts and the Buyer shall not be concerned to see the application of the monies so paid.

7.2.	Unless otherwise expressly stated all payments to be made under this Agreement shall be made in US dollars to the party to be paid by transfer in immediately available funds by electronic transfer.

7.3.	Each payment to be made by each party under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

8.	Announcements and Confidentiality

8.1.	Neither party shall make or permit any other person to make any press release or other public announcement about this Agreement or the transactions contemplated by it without the consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

8.2.	Clause 8.1 shall not apply to:

(a)	any public announcement about this Agreement or the transactions contemplated by it made by the Buyer and/or the Seller with the prior consent of both parties; or

(b)	any other public announcement of the acquisition of the Sale Shares made by the Buyer or any member of the Buyer’s Group, including any announcement to the customers or suppliers of (i) the Company or (ii) any other member of the Buyer’s Group, which contains no material information relating to this Agreement and the transactions contemplated by it that is not contained in that press release.

8.3.	The Seller shall not, at any time after Completion, disclose or use any confidential information relating to the Company or any of the Company’s customers or suppliers, save for the purposes only of any continuing employment or engagement of the Seller by the Company or any member of the Buyer’s Group, and the Seller shall use all reasonable endeavours to prevent the publication or disclosure of any such confidential information. This clause shall not prohibit the use or disclosure of any such confidential information to the extent permitted by clause 8.5.

8.4.	Subject to clauses 8.5 and 8.7, each party shall treat the following information as confidential and shall not disclose or use it:

(a)	details of the provisions of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement;

(b)	information relating to the negotiations leading to the execution of this Agreement and any agreement, document or arrangement entered into in connection with this Agreement; and

(c)	(to the extent obtained as a result of or in connection with entering into, or fulfilling obligations under, this Agreement) information relating to the Buyer or any member of the Buyer's Group or to the Seller.

8.5.	A party may disclose or use information otherwise required by clause 8.3 or clause 8.4 to be treated as confidential:

(a)	if and to the extent included in the announcement referred to in clause 8.2(a) (but only for the purpose of such announcement);

(b)	if disclosed to or used by that party's insurers, professional advisers, auditors or bankers (at any relevant time); any other member of the Buyer's Group; or the insurers, professional advisers, auditors or bankers (at any relevant time) of any other member of the Buyer’s Group;

(c)	if and to the extent required for the purpose of any legal (including arbitration and regulatory) proceedings arising out of this Agreement or any other agreement, document or arrangement entered into in connection with this Agreement;

(d)	if and to the extent the information is or comes into the public domain through no fault of that party; or

(e)	if disclosed to or used by any permitted assignee, or any prospective buyer of any of the Sale Shares or any material assets of the Company, or any prospective investor in the Buyer's Group after Completion.

8.6.	Each party shall ensure that any person to whom confidential information is disclosed pursuant to clause 8.5(b) or 8.5(e) is made aware of the obligations of confidentiality contained in this clause and complies with clause 8.4 (and in the case of confidential information disclosed by a Seller, clause 8.3) as if binding on it directly.

8.7.	Any party may disclose or use information otherwise required by clause 8.1 or clause 8.4 to be treated as confidential, or may make, or permit any person to make, any press release or other public announcement:

(a)	if and to the extent required by applicable law, regulation or regulator (including the SEC (including, for the avoidance of doubt, any announcement or statement made in a registration statement filed with the SEC by the Buyer or any member of the Buyer’s Group) in any relevant jurisdiction; and

(b)	if and to the extent required or requested by any court, competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction, whether or not the requirement or request has the force of law.

9.	Release of claims

The Seller on its behalf and on behalf of its assigns and all persons that might allege a claim through it or on its behalf, hereby knowingly, fully, unconditionally and irrevocably acknowledges and agrees that it has no rights or entitlements with respect to any equity interest in the Company except in respect of the Sale Shares transferred in accordance with this Agreement. Notwithstanding the foregoing, nothing in this clause 9 will be deemed to constitute release by the Seller of any right of the Seller under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller on its, behalf and on behalf of its assigns and all persons that might allege a claim through the Seller or on the Seller’s behalf, hereby knowingly, fully, unconditionally and irrevocably waives any claim or right of recourse it may have against the Company with respect to the warranties and covenants (including any breach thereof) set forth in this Agreement.

10.	Further Assurance

On or after Completion the Seller will, at its own cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Buyer may from time to time reasonably require in order to vest any of the Sale Shares in the Buyer or otherwise as may be necessary to give full effect to this Agreement.

11.	Costs

Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement. The Buyer shall be responsible for the payment of any stamp duty (if any) payable on the transfer of the Sale Shares pursuant to this Agreement.

12.	Constitution of this Agreement

12.1.	This Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and replaces and extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

12.2.	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

12.3.	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

12.4.	If any provision of this Agreement is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect and if any provision of this Agreement is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.

13.	Rights

13.1.	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

13.2.	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part.

13.3.	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy.

13.4.	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

14.	Assignment

14.1.	This Agreement shall be binding on and enure for the benefit of the successors and permitted assignees of the parties.

14.2.	Except as provided in clause 14.3, each party may only assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of declaration of trust with the other party’s prior written consent. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

14.3.	The Buyer may assign all or any of its rights under this Agreement to any person provided that the liability of the Seller to any such assignee shall not be greater than their liability to the Buyer if that assignment had not occurred. If there is any such assignment, references to the Buyer (other than in this clause) shall be construed as references to the holder, at any relevant time, of the Buyer 's rights under this Agreement.

15.	Third Parties

Except where expressly stated in this Agreement to the contrary:

15.1.	a person who is not a party to this Agreement (or his successors or permitted assignees) has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or enjoy the benefit of any term of this Agreement; and

15.2.	no termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) require the consent of any person who is not a party to it.

16.	Notices

16.1.	Any notice or other document to be served under this Agreement may be delivered or sent by registered or recorded post (or equivalent in any other jurisdiction) to the party to be served at its address appearing in Schedule 2 to this Agreement or at such other address as it may have notified to the other parties in accordance with this paragraph.

16.2.	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 hours (local time at the recipient's address) on the fifth Business Day after it was posted.

16.3.	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed, stamped and posted.

17.	Governing law and Jurisdiction

17.1.	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with English law.

17.2.	The courts of England have jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations).

This Agreement has been executed by the parties on the date at the beginning of this Agreement.

Signed for and on behalf of	)
GAMES GLOBAL UK LIMITED	)	/s/ Aimee Knox
Director

Signed for and on behalf of	)

BELLERIVE CAPITAL (BCP) 34 LIMITED	)

acting by a corporate Director, Whitfield Management Limited, in turn acting by two (2) of its authorised signatories:

/s/ Nicola Cosheril		/s/ Andrew Lawrence

Authorised signatory	)	Authorised signatory

Schedule 1 - THE COMPANY

Schedule 2

ADDRESSES FOR NOTICES

Schedule 3

COMPLETION OBLIGATIONS

The Seller shall deliver or make available to the Buyer:

1	duly executed copies of any documents or instruments of transfer necessary to transfer to the Buyer good and valid title to the Sale Shares, free and clear of all Encumbrances, with all required transfer tax stamps affixed thereto (if any);

2	statutory registers (or equivalent document(s)) of the Company;

3	share certificate(s) (if any) representing the Sale Shares;

4	a signed copy of the minutes of a meeting (or duly passed resolutions in writing) of the directors of the Company, approving the transfer of the Sale Shares to the Buyer and taking any other action required by the Company as a result of Completion (including updating the register of members) and issuing a share certificate to the Buyer (if required); and

5	such other documents or instruments as the Buyer reasonably requests and/or are reasonably necessary to consummate the transactions contemplated by this Agreement.

Schedule 4

WARRANTIES

In this Schedule 4, "Insolvency Proceedings" means any insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee, winding up or striking off, or any distress, execution, commercial rent arrears recovery or other process levied or exercised, or any event similar to any such events in any jurisdiction outside England.

1.	TITLE

1.1	The Seller it is the sole legal and beneficial owner of the Sale Shares and has good and valid title to such Sale Shares, free and clear of all Encumbrances. The Sale Shares constitute 51% of the total issued share capital of the Company, as if all shares in the Company were one and the same class. The Sale Shares are validly issued.

1.2	The articles of incorporation of the Company set out all rights attaching to the Sale Shares and the ordinary shares in issue (together being the two classes of share in issue) in the capital of the Company.

1.3	The Sale Shares were issued in compliance with applicable laws. The Sale Shares were not issued in violation of the articles of incorporation of the Company or any other agreement, arrangement, or commitment to which the Seller, the Company or any of their respective Affiliates is a party and are not subject to or in violation of any pre-emptive or similar rights of any person.

1.4	There are no outstanding or authorised options, warrants, convertible securities or other rights, agreements, arrangements of any character relating to the Sale Shares or obligating the Seller or the Company to issue, convert any security into or otherwise sell shares (including the Sale Shares), or any other interest, in the Company.

1.5	The Sale Shares are validly partly paid in accordance with relevant applicable law and the Company’s articles of incorporation.

2.	CAPACITY

2.1	The Seller has the right, power and authority to enter into and to perform its obligations under this Agreement the execution, delivery and performance by the Seller of this Agreement has been duly authorised by all necessary action on the part of the Seller and its shareholders. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.2	The entering into and performance by the Seller of its obligations under this Agreement and all agreements and documents to be executed or signed by or on behalf of the Seller pursuant to this Agreement will not:

(a)	result in a breach of, or constitute a default under, any agreement or instrument under which the Seller has rights or by which it is bound;

(b)	result in a breach of the articles of incorporation of the Seller and/or the Company;

(c)	result in a breach of, or default under, any order, judgment, decree or other decision or ruling of any court or governmental, administrative or regulatory body or agency in any jurisdiction under which the Seller has rights or by which the Seller is bound; and

(d)	require the consent of any third party;

2.3	No Insolvency Proceedings in relation to the Seller or any part of the Seller’s assets or undertaking have commenced or are pending or threatened and there are no circumstances which entitle, or may entitle, any person to commence any such Insolvency Proceedings.

2.4	The Seller is not unable to pay its Debts and has not stopped or suspended payment of its Debts.

3.	MATERIAL INFORMATION

The information set out in Schedule 1 is true and accurate in all material respects.

4.	BUSINESS WARRANTIES

4.1	So far as the Seller is aware, the Company has (and no officer, agent, employee or other person acting or performing services for or on behalf of the Company, has in the course of their duties) done or omitted to do any act or thing in contravention of any applicable law or regulation in any jurisdiction in which the Company operates.

4.2	So far as the Seller is aware, the Company holds, and has at all times held, all material registrations, licences, authorisations and consents necessary to own and operate its assets and carry on its business in all jurisdictions in which it now carries on business.

4.3	So far as the Seller is aware, the Company is not, or has not been, in material breach of any material provision of any material registration, licence, authorisation or consent referred to in paragraph 4.2.

4.4	The Company has not, and so far as the Seller is aware no manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any law equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Authority; (v) received any unlawful discounts or rebates in violation of any law relating to anti-trust or competition; or (vi) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

4.5	So far as the Seller is aware, the Company is not, nor is any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company: (i) subject to, or controlled by, a person who is subject to the sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury or is included on any list of restricted entities, persons or organizations published by the government of the United States of America, including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar law (any such person, a “Restricted Party”); or (ii) engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state law.

4.6	So far as the Seller is aware, the Company:

(a)	is not engaged, in any Material Proceedings, whether as claimant or defendant or in any other capacity; or

(b)	has not received written notice that it is subject to any material Investigation.

Schedule 5

earnout

1.	Definitions

The definitions in this paragraph apply in this Schedule 5.

“Company’s EBITDA” means the EBITDA of the Company during the Earnout Period, calculated on a stand-alone basis;

"Earnout Consideration" has the meaning given in paragraph 2 of this Schedule 5;

"Earnout Period" the 12 month period ending on 31 December 2025;

"EBITDA" means earnings before interest, tax, depreciation and amortisation during the relevant period, determined in accordance with IFRS;

“Games Global” mean Games Global Limited;

“GGL Multiple” mean the price earnings ratio of Games Global, calculated as follows:

Where:

M = the GGL Multiple;

S = the weighted average closing price of Games Global shares over the 60 trading days immediately before the expiry of the Earnout Period;

E = the sum of the consolidated EBITDA of Games Global for each of the last four financial quarters of Games Global’s financial year immediately prior to the end of the Earnout Period, as reported in the Relevant GGL Results.

Where Games Global’s shares are not listed on any stock exchange in the 12 months prior to the end of the Earnout Period the GGL Multiple shall be deemed to be 12;

“Relevant EBITDA Amounts” means the relevant EBITDA amounts referred to in the definition of the GGL Multiple and the Company’s EBITDA;

“Relevant GGL Results” means the published quarterly, interim or final financial results (as applicable) of Games Global which are published to the market by Games Global.

2.	Earnout Consideration

2.1.	The Earnout Consideration shall be calculated as follows:

Where:

E = the Earnout Consideration;

M = the GGL Multiple; and

P = the Company’s EBITDA.

2.2.	For the purpose of calculating the consolidated EBITDA of Games Global and the EBITDA of the Company, the underlying accounts shall be prepared in accordance with the accounting policies, principles, practices and procedures adopted by the Games Global’s audited accounts, so that, in the case of any conflict, such policies, principles, practices and procedures the earnings of Games Global for each of the last four financial quarters of Games Global’s financial year immediately prior to the end of the Earnout Period, shall be adjusted to exclude any exceptional or one off income or expenses. In determining the EBITDA of the Company adjustments will be made as necessary to exclude the effect of any transactions with related parties, except to the extent that they are transacted at an arm’s length value as determined by reference to market prices.

3.	Conduct of the Business during the Earnout Period

The Buyer undertakes to the Seller that, during the Earnout Period:

3.1.	notwithstanding any other provision of this Agreement it shall not, and it shall procure that the Buyer Group shall not and the Company shall not, make any act or omission which is primarily designed to or which is likely to (i) prevent payment of the Earnout Consideration (or any portion thereof) or (ii) artificially reduce the amount of the Earnout Consideration (or any portion thereof);

3.2.	it will not make any material change to the nature of the business of the Company; and

3.3.	the Company will not enter into any agreement or incur any commitment which is not in the ordinary course of business, or which is not on arms’ length terms.

The Buyer shall be permitted to take any action or cause or allow any action to be taken by the Company which would otherwise contravene paragraphs 3.1, 3.2 or 3.3 provided that before such proposed activity is undertaken or permitted, either (i) the written consent of the Seller is obtained; or (ii) an adjustment to the calculation of any or all of the Company’s EBITDA is made to ensure that the effect of the proposed activity on those calculations is neutral.

4.	Earnout Statement

4.1.	The Relevant EBITDA Amounts shall be calculated by the Buyer as soon as reasonably practicable following the end of the Earnout Period, using accounting policies and principles consistent with those accounting policies and principles used by Games Global in the eighteen months preceding the end of the Earnout Period, including Games Global’s policy for capitalisation of developments costs.

4.2.	A written statement (“Earnout Statement”) of the amount of the Relevant EBITDA Amounts and the Earnout Consideration, together with details of the calculations, shall be delivered to the Seller upon completion of the calculation pursuant to paragraph 4.1 above, in the form of a certificate prepared by the Buyer. If the Seller disputes the Earnout Statement, it shall notify the Buyer in writing of the amount, nature and basis of such dispute within 14 days after delivery of the certificate to the Seller, failing which the Earnout Statement shall become binding on the parties.

4.3.	If the Seller provides written notice of a dispute in accordance with paragraph 4.2 above, the Buyer and the Seller agree to negotiate in good faith to resolve such dispute. If they are unable to resolve the dispute within 21 days after delivery of the certificate to the Seller, the dispute shall immediately be submitted by either the Buyer or the Sellers to the auditors of Games Global (the “Expert”), on the request of either the Buyer or the Seller. The Expert shall determine and deliver written notice of the determination of the amount of the Relevant EBITDA Amounts to the Seller and Buyer within 45 days from the date of its appointment and, in doing so, shall act as an expert and not as an arbitrator.

4.4.	The Seller and the Buyer shall each have and they shall procure that the Expert has full access to the books and records of the Company as they shall each deem reasonably necessary for each to be able to review in detail the calculation of the Relevant EBITDA Amounts (together with all supporting information relied on in making the calculation).

4.5.	The determination of the Relevant EBITDA Amounts and the Earnout Statement by the Expert shall (except in the case of manifest error) be final and binding on the parties. All determinations by the Expert shall be in writing, and shall be delivered to the Seller and the Buyer. The fees and expenses of the Expert (including any fees and costs of any advisers appointed by the Expert) shall be borne as the Expert shall determine.